Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 129 to Registration Statement No. 002-86711 on Form N–1A of our report dated December 14, 2016 relating to the financial statements and financial highlights of Fidelity Advisor International Capital Appreciation Fund, a fund of Fidelity Advisor Series VIII, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series VIII for the year ended October 31, 2016, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

January 25, 2017